EXHIBIT 10.23

AMENDMENT NO. 2 TO THE NEIMAN MARCUS GROUP, LLC
KEY EMPLOYEE DEFERRED COMPENSATION PLAN
(Amended and Restated Effective January 1, 2008)

Pursuant to the provisions of Section 8.1 thereof, The Neiman Marcus Group, LLC Key Employee Deferred Compensation Plan (Amended and Restated Effective January 1, 2008) (the “Plan”) is hereby amended in the following respects only:
FIRST: Section 2.4 of the Plan is hereby amended by restatement in its entirety to read as follows:

2.4    “Bonus” means an annual cash bonus payable by an Employer to an employee, including any portion of such a bonus that would have been payable to the employee but for an election under Section 125 of the Code, a deferral election under the Savings Plan or the Retirement Savings Plan, or a deferral election under this Plan, provided, however, that the term “Bonus” shall not include any amount arising from, or paid under or in connection with a long-term incentive program, or a stock appreciation right, stock option, restricted stock or stock unit, or other equity-based incentive award, plan or arrangement. A “Fiscal Year Bonus” means any Bonus that satisfies the requirements to be fiscal year compensation within the meaning of Treasury Regulation Section 1.409A-2(a)(6). A “Performance Bonus” means any Bonus that satisfies the requirements to be performance-based compensation within the meaning of Treasury Regulation Section 1.409A-1(e).

SECOND: Section 2.10 of the Plan is hereby amended by restatement in its entirety to read as follows:

2.10    “Compensation” means Base Pay and any Performance Bonus payable by an Employer to an Eligible Employee, and shall include a Fiscal Year Bonus payable by an Employer to an Eligible Employee to the extent such Eligible Employee was eligible to make a deferral election with respect to such Fiscal Year Bonus.

THIRD: Section 4.1 of the Plan is hereby amended by restating subsection (b) thereof in its entirety to read as follows:
(b)    Bonuses. An individual who is an Eligible Employee may elect to defer a designated whole percentage, not to exceed 15 percent, of any Performance Bonus for a performance period ending after the date of the election, by filing an irrevocable election with the Committee at least six months prior to the end of any such performance period (or such earlier date as the Committee may prescribe); provided, however, that the Eligible Employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the deferral election is made and that in no event may a deferral election be made after the Performance Bonus has become readily ascertainable as determined in accordance with Treasury Regulation Section 1.409A-2(a)(8). A Participant may revoke or otherwise modify an existing election, or make a new deferral election, effective with respect to a Performance Bonus to be paid for any performance period ending more than six months subsequent to the date of such revocation, modified election, or new election by filing an irrevocable election with the Committee at least six months prior to the end of any such performance period (or such earlier date as the Committee may prescribe); provided, however, that the Eligible Employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date of the revocation, modified election, or new election, and that in no event may such a revocation, modified, election or new election be made after the Performance Bonus has become readily ascertainable as determined in accordance with Treasury Regulation Section 1.409A-2(a)(8). Except as provided below with respect to certain Fiscal Year Bonuses, a Bonus that is not a Performance Bonus shall not be eligible for deferral under the Plan. If permitted by the Committee, an individual who is an Eligible Employee may elect to defer a designated whole percentage, not to exceed 15 percent, of any Fiscal Year Bonus (whether or not such Fiscal Year Bonus is also a Performance Bonus) payable to the individual with respect to a Fiscal Year beginning after the date on which the election is made by filing an irrevocable election with the Committee before the first day of such Fiscal Year (or such earlier date as the Committee may prescribe). Such election shall expressly designate that it applies to the first Fiscal Year beginning after the date of the election and it shall apply only to the Fiscal Year Bonus for such designated Fiscal Year and shall not apply with respect to any subsequent Fiscal Years.

FOURTH: Section 4.2 of the Plan is hereby amended by restatement in its entirety to read as follows:

4.2    Matching Deferrals. As of each pay date on which a credit is made to a Participant’s Account with respect to such Participant’s election to defer Base Pay or Bonus pursuant to Section 4.1, such Participant’s Employer shall credit to the Participant’s Account a Matching Deferral equal to:

(a)    100% of the sum of (i) the Participant’s Elective Deferrals for such pay date and (ii) the Participant’s Maximum 401(k) Plan Deferrals for such pay date, to the extent that such sum does not exceed the first two percent (2%) of his or her Compensation for such pay date, plus

(b)    25% of the sum of (i) the Participant’s Elective Deferrals for such pay date and (ii) the Participant’s Maximum 401(k) Plan Deferrals for such pay date, to the extent that such sum does not exceed the next four percent (4%) of his or her Compensation for such pay date, minus

(c)    the Participant’s Maximum 401(k) Plan Match for such pay date.

IN WITNESS WHEREOF, this Amendment has been executed effective as of July 16, 2009.

THE NEIMAN MARCUS GROUP, LLC

By: /s/ Justin Johnson
Title: VP, Benefits, HRIS and HR Administration